ANNUAL STATEMENT AS TO COMPLIANCE
OFFICER'S CERTIFICATE

RE: Morgan Stanley Capital I Inc., Commercial Mortgage Pass-Through Certificates, Series 2006-HQ8

In accordance with Section 13.9 of the Pooling and Servicing Agreement, (the “Agreement”) dated March 1, 2006, executed by and between Morgan Stanley Capital I Inc., (as “Depositor”), Wells Fargo Bank, National Association, (as “Master Servicer“), J.E. Robert Company, Inc., (as “Special Servicer”), U.S. Bank National  Association, (as “Trustee“ and "Custodian"), and LaSalle Bank National Association, (as “Paying Agent", "Certificate Registrar” and "Authenticating Agent"), as authorized officer of the Master Servicer I certify that (A) a review of the activities of the Master Servicer during the preceding calendar year or portion thereof and of the performance of the Master Servicer under this Agreement has been made under such officer’s supervision and (B) to the best of such officer’s knowledge, based on such review, the Master Servicer has fulfilled all its obligations under this Agreement in all material respects throughout such year or portion thereof, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status thereof.

Wells Fargo Bank, National Association
“Master Servicer"

/s/ James B. Scanlon

James B. Scanlon
Vice President
Wells Fargo Bank National Association

March 2007 -568